Fund name: Putnam AMT-Free Insured Municipal Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	        Class A   5,646
                Class B     371
                Class C     219


72DD2	        Class M      19
                Class Y       9


73A1		Class A   0.287238
		Class B   0.243341
		Class C   0.232976

73A2		Class M   0.268382
		Class Y	  0.302376

74U1		Class A   20,683
		Class B    1,375
		Class C    1,017

74U2		Class M      78
		Class Y	     85

74V1		Class A   14.07
		Class B   14.09
		Class C   14.10

74V2		Class M   14.11
		Class Y	  14.07

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.